Exhibit 99.3

IN THE CIRCUIT COURT OF JASPER COUNTY, MISSOURI

AT JOPLIN

NEW ENGLAND CARPENTERS PENSION FUND,

Derivatively on Behalf of LEGGETT & PLATT,

INCORPORATED,

                                             Plaintiff,

                vs.

DAVID S. HAFFNER, et al.,

                                             Defendants,

                – and –

LEGGETT & PLATT, INCORPORATED, a

Missouri corporation,

                                     Nominal Defendant.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 10-AO-CC00284

NOTICE OF SETTLEMENT OF DERIVATIVE ACTION

TO:	ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF LEGGETT & PLATT, INCORPORATED (“LEGGETT” OR THE “COMPANY”) AS OF MAY 12, 2014.

IF YOU ARE A CURRENT OWNER OF LEGGETT COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

PLEASE TAKE NOTICE that the parties in the shareholder derivative action filed in the Circuit Court of Jasper County, Missouri, at Joplin (the “Court”) and captioned New England Carpenters Pension Fund v. Haffner, et al., Case No. 10-AO-CC00284 (the “Action”) have reached a settlement (the “Settlement”) that has been filed with the Court for approval. The terms of the Settlement are set forth in a Stipulation of Settlement dated May 12, 2014 (the “Stipulation”). This Notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation which has been filed with the Court and is available for public inspection and can be viewed at Leggett’s website.

As a result of the terms of the Settlement, among other things, Leggett has reaffirmed, maintained and/or implemented, certain corporate governance measures at the Company, including procedures regarding the administration and documentation of the Company’s stock option program and stock option plan; internal controls, training and option granting practices; and the Company’s whistleblower program, and Internal Audit Department. Leggett has also agreed to pay and/or cause to be paid by its insurer the sum of $2,850,000 for Plaintiff’s Counsel’s attorneys’ fees and expenses based on filing and litigating this Action since 2009.

In the Action, Plaintiff alleges that Defendants violated certain provisions of state law by improperly backdating stock option grants at Leggett in contravention of the Company’s stock option plans and applicable laws. While Plaintiff believes that the claims it asserted have substantial merit, Defendants’ liability was not a foregone conclusion because as in all complex litigation there was a risk that Plaintiff’s claims could be dismissed prior to or at trial, resulting in no recovery for the Company. Defendants expressly deny each and all of the claims, allegations, and contentions made against them in the Action, including, but not limited to, participating in or having knowledge of any backdating of Leggett stock options, all charges of wrongdoing or liability against them arising out of or relating in any way to the events, conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action, and the allegations in the Action of any damage or harm to Leggett, Leggett’s shareholders, or Plaintiff. Leggett and Plaintiff and its counsel believe that the Settlement set forth in the Stipulation confers substantial benefits upon Leggett and its shareholders. Based upon Plaintiff and its counsel’s evaluation, they have determined that the Settlement is in the best interest of Leggett and its shareholders.

On September 4, 2014, at 1:00 p.m., the Court will hold a hearing for final approval of the Settlement (the “Settlement Hearing”) at the Circuit Court of Jasper County, Missouri, Jasper County Courts Building, 607 South Pearl Avenue, Joplin, Missouri 64801.

At the Settlement Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable and adequate, and thus should be finally approved, and whether the Action should be dismissed with prejudice pursuant to the Stipulation.

Any shareholder of Leggett that objects to the Settlement of the Action shall have a right to appear and to be heard at the Settlement Hearing, provided that he, she, or it was a shareholder of record or beneficial owner as of May 12, 2014. Any shareholder of Leggett who satisfies this requirement may enter an appearance on his, her or its own or through counsel of such shareholder’s own choosing and at such shareholder’s own expense. However, no shareholder of Leggett shall be heard at the Settlement Hearing unless no later than August 21, 2014, such shareholder has filed with the Court and delivered to each party’s counsel listed below a written notice of objection that includes the shareholder’s name, legal address, and telephone number, proof of ownership of Leggett common stock and the dates of such stock ownership, a detailed statement of each objection to the Settlement being made and the grounds for such objection, the names of any witnesses such shareholder intends to call to testify at the Settlement Hearing and the subjects of his, her or its testimony, and notice of whether the shareholder intends to appear at the Settlement Hearing (which is not required if the shareholder has lodged objections with the Court). Only shareholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection with the Circuit Clerk of the Court, Jasper County Courts Building, 607 South Pearl Avenue, Room 300, Joplin, Missouri 64801, and serve such written objection and copies of any other papers that will be submitted to the Court on the following parties on or before August 21, 2014:

Jeffrey D. Light

ROBBINS GELLER RUDMAN

    & DOWD LLP

655 West Broadway, Suite 1900

San Diego, CA 92101-3301

Attorneys for Plaintiff

Joseph M. Rebein

SHOOK, HARDY & BACON L.L.P.

2555 Grand Blvd.

Kansas City, MO 64108

Attorneys for Defendants

Inquiries may be made to Plaintiff’s Counsel: Rick Nelson, c/o Shareholder Relations, Robbins Geller Rudman & Dowd LLP, 655 West Broadway, Suite 1900, San Diego, CA 92101; telephone 800-449-4900.

DATED: June 4, 2014	BY ORDER OF THE CIRCUIT COURT OF JASPER COUNTY, MISSOURI AT JOPLIN